Exhibit 99.1

FOR IMMEDIATE RELEASE

WAYNE C. SALES TO BECOME SUPERVALU PRESIDENT AND CHIEF EXECUTIVE OFFICER,

REPLACING CRAIG HERKERT

Sales Retains Title of Chairman; Philip L. Francis Elected Lead Director

MINNEAPOLIS (July 30, 2012) — SUPERVALU (NYSE: SVU) announced today that Wayne C. Sales has been named president and chief executive officer, replacing Craig R. Herkert. Sales will continue to serve as chairman of the Board. Director Philip L. Francis has been elected lead director.

“In my new role, I will work closely with our leadership team to improve our sales and earnings trajectory and generate long-term shareholder value, focusing relentlessly on identifying factors that will drive meaningful improvements in our strategy execution and overall performance,” said Sales. “We will take significant cost out of the business, and move with urgency in our retail food business to lower prices and create points of sustainable differentiation for our customers. We will work closely and collaboratively with independent retailers to ensure that they continue to receive the superior service they need to increase sales and profitability. We will strengthen our engagement with our Save-A-Lot licensees – leveraging their expertise, enhancing our collective performance, and ensuring our ability to grow a nationwide network of hard discount stores. As we execute our business plan, the Board will continue its review of strategic alternatives, and I am still leading that process.”

“On behalf of the entire Board, I would like to thank Craig for his efforts and wish him well as he pursues new opportunities,” concluded Sales.

Susan E. Engel, chair of the Board’s Leadership Development and Compensation Committee said, “We are grateful to Wayne for taking on the chief executive position at this important juncture in SUPERVALU’s history. He has been a valued member of the SUPERVALU Board, bringing a wealth of executive experience from an extremely successful career in business and retailing and a strong track record of transforming businesses and driving profitable growth.”

A director of SUPERVALU since 2006 and non-executive chairman of the Board since 2010, Sales, 62, has enjoyed a long and distinguished career and brings extensive retail experience to his new role as chief executive officer. He is the retired vice chairman of Canadian Tire Corporation Limited — Canada’s most-shopped general merchandise retailer and the country’s largest independent gasoline retailer, which he led as president and chief executive officer from 2000 to 2006.

At Canadian Tire, Sales led the development and implementation of the first enterprise strategic plan, which included the creation of transformational strategies for Canadian Tire Retail, Canadian Tire Financial Services, Canadian Tire Petroleum and Parts Source, and the acquisition of Mark’s Work Warehouse. Sales also leveraged Canadian Tire’s unique value proposition to reposition the corporation in the face of entry of key U.S. competitors. These strategies revitalized Canadian Tire and led to retail sales increases of nearly $3 billion and annual share price appreciation of nearly 19 percent. Sales’ accomplishments earned him several industry awards, including Distinguished Retailer of the Year in 2004 by the Retail Council of Canada and CEO of the Year by Canadian Business Magazine in 2005. In 2009, Sales was also inducted into the Canadian Marketing Hall of Legends.

Sales’ retail executive experience spans more than 35 years. Prior to joining Canadian Tire in 1991, he served in several senior leadership positions with the U.S. division of Kmart Corporation in the areas of marketing, merchandising and store operations.

He is a director and chair of the Compensation Committee of Tim Hortons Inc., the fourth-largest publicly traded quick service restaurant chain in North America based on market capitalization. Given his intention to focus full attention on his new role at SUPERVALU, Sales will retire from his board positions with Georgia Gulf Corp, a leading integrated North American manufacturer of chemicals and vinyl-based building and home improvement products, and Discovery Air Inc., a specialty aviation company.

Francis, 65, brings to his role as lead director significant retail industry experience, as well as experience in business strategy as a senior executive of a large public company. A SUPERVALU director since 2006, Francis is the retired executive chairman of PetSmart, Inc., a specialty retailer of services and solutions for pets. Francis transitioned to the role of executive chairman in 2009, following his retirement as chief executive officer at PetSmart, a position he held from 1999 to 2009. Prior to joining PetSmart, Francis was the president and chief executive officer of Shaw’s Supermarkets. He also continues to be a director of PetSmart, as well as CareFusion Corporation, a leading global medical device company.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $35 billion. SUPERVALU serves customers across the United States through a network of approximately 4,400 stores composed of 1,101 traditional retail stores, including 798 in-store pharmacies; 1,336 hard discount stores, of which 939 are operated by licensee owners; and 1,950 independent stores serviced primarily by the Company’s food distribution business. SUPERVALU has approximately 130,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to execute initiatives, substantial indebtedness, impact of economic conditions, labor relations issues, escalating costs of providing employee benefits, regulatory matters, food and drug safety issues, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts

Kenneth B. Levy

952-828-4540

kenneth.b.levy@supervalu.com

Steve Bloomquist

952-828-4144

steve.j.bloomquist@supervalu.com

Media Contact

Jeff Swanson

952-903-1645

jeffrey.swanson@supervalu.com

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